ADDENDUM TO

COMMERCIAL LINE OF CREDIT AGREEMENT AND NOTE

PARTIES:

Borrower:	Corning Natural Gas Corp.
330 West William Street Corning,
NY 14830

Lender:	Community Bank, N.A.
240 South Hamilton Street Painted
Post, New York 14870

DATE: June 21, 2013

RECITALS: The above-named Borrower and Lender have entered into a Commercial Line of Credit Agreement and Note dated June 21, 2013 ("the LOC Note"), providing for the Borrower to borrow from the Lender from time to time up to the aggregate amount of $8,000,000.00 on the terms and conditions set forth in the LOC Note (the "Revolving Line"). The Borrower and Lender wish to augment and modify the LOC Note as set forth herein.

NOW, THEREFORE, for $1.00 and good and valuable consideration, the Borrower and the Lender hereby agree and covenant as follows.

1. This Addendum modifies and supplements the LOC Note referenced above, and is hereby incorporated into the LOC Note as an integral part thereof. To the extent of any conflict between the provisions of this Addendum and the provisions of the LOC Note, the provisions of this Addendum shall control. Additionally, it is hereby agreed that the Commitment Letter between the same parties dated May 29, 2013 survives the making of the LOC Note and this Agreement, and shall continue to bind the parties for so long as the Revolving Line remains open or any indebtedness remains thereunder. In the event of a conflict between the provisions of the Commitment Letter and the LOC Note as amended herein, the provisions of the Commitment Letter shall control.

2. The Borrower shall pay any fees, expenses and disbursements, including reasonable legal fees, of the Lender related to the Revolving Line, the LOC Note, and the transactions contemplated herein. This provision relates to the ongoing administration and renewals of the Revolving Line in the absence of default and shall not limit or affect in any way the Lender's rights and remedies in the event of a default

3. Affirmative Covenants. So long as the LOC Note remains in effect or there exists any indebtedness owing to the Lender by the Borrower thereunder, it is agreed that the Borrower shall:

a. Keep proper books of account in a manner satisfactory to the Lender. The Lender acknowledges that the accounting system, procedures, and forms in use as of the date hereof are satisfactory;

b. Permit, at the Borrower's expense, inspections and audits by the Lender or by its agents of all books, records and papers in the custody or control of the Borrower or of others relating to the financial business condition of the Borrower, including the making of copies thereof and abstracts therefrom, and inspection and appraisal of any of their assets, with reasonable notice and during regular business hours;

c. Deliver to the Lender the following materials at no expense to the Lender:

i. Annual audited financial statements and SEC form 10-K prepared by an independent certified public accountant satisfactory to the Lender, within 120 days after the close of each fiscal year;

ii. Quarterly SEC form 10-Q financial statement within 60 days after the close of each quarter;

iii. Monthly internally prepared financial statements within 45 days of each month-end;

iv. Such other information and reports as the Lender may from time to time reasonably request.

d. Promptly pay all taxes, assessments and other governmental charges due from the Borrower, provided, however, that nothing herein contained shall be interpreted to require the payment of any such tax so long as its validity is being contested in good faith;

e. Promptly inform the Lender of the commencement of any material action, suit, proceeding or investigation against the Borrower, or the making of any counterclaim against it in any action, suit or proceeding, and of all liens against any property of the Borrower. An action, suit, proceeding, investigation, or lien shall be deemed material when in the aggregate the face amount of all such pending claims, reduced by the amounts (excluding deductibles and retained limit self-insurances) of indemnity insurance coverages acknowledged by the insurers as applicable thereto, exceeds $100,000.00;

f. Maintain a Debt to Tangible Net Worth ratio of less than two-and-one-half to one (2.5:1) as determined by reference to the audited financial statements of the Borrower commencing with those for the fiscal year ending September 30, 2013;

g. Maintain a debt service coverage ratio ("DSCR") of 1.10 to 1 as determined by reference to the audited financial statements of the Borrower commencing with those for the f iscal year ending September 30, 2013. DSCR is defined as:

[Net income, excluding other comprehensive income or loss, + depreciation, amortization and interest expense - undistributed joint venture income, cash dividends and distributions] divided by [Current maturity of term loan debt from the prior period financial statement + interest expense]

3. Negative Covenants. So long as the LOC Note or Revolving Line remains in effect or there exists any indebtedness owing to the Lender by the Borrower thereunder, it is agreed that the Borrower shall not:

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a. without the prior written consent of the Lender having first been obtained, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien or other encumbrance upon any of your accounts receivable and inventory, whether now owned or hereafter acquired, except in our favor and except liens of taxes not in default or being contested in good faith; provided, however, that if any proceeding before the United States Tax Court, Borrower is adjudged liable for unpaid taxes and wish to appeal from such adjudication, it shall promptly take appropriate steps to stay assessment of any lien of such taxes;

b. sell, convey, lease or transfer any of its assets other than in the ordinary course of business, or merge or consolidate with or into any other company or corporation; or

c. make or incur any liability to make any distributions until and while its actual regulated capital structure has an equity to debt ratio of less than 30% equity to 70% debt, or make any distributions which would reduce the equity percentage below 30%;

d. create or suffer any lien or encumbrance upon the Rabbi Trust Account (defined as the investment account of the Borrower held by the Bank known as Account # 89151111305). The Borrower may request a specific and limited waiver of this covenant by the Bank by presenting a written request to the Bank that describes the nature and extent of the collateral use of the Account that is proposed. The request shall be accompanied by a certificate executed by the Borrower that certifies continuous compliance by the Borrower with all financial covenants in this Commercial Line of Credit Agreement and Note throughout the four (4) calendar quarters last completed prior to making the request. The Borrower will furnish any additional supporting information as may be requested by the Bank in connection with the request. The Bank agrees that it will not unreasonably deny such a waiver request made in conformity with the provisions of this paragraph.

5. Default. All of the obligations of the Lender to the Borrower under the LOC Note may be immediately terminated and the entire unpaid balance of all indebtedness hereunder owing to the Lender may be declared to be immediately due and payable at the sole election of the Lender upon the happening of any one of the following specific events of default:

a. Any Event of Default pursuant to the provisions of the LOC Note;

b. Any occurrence of a substantial change in the ownership of the Borrower, by merger with another entity or otherwise, or in operating control of the Borrower, without the prior written consent of the Lender having been first obtained.

6. Miscellaneous

a. The LOC Note as herein amended, and the Commitment Letter referred to herein, embody the entire agreement and understanding among the parties and supersede all prior agreements and understandings relating to the subject matter hereof. The LOC Note and the Commitment Letter shall not be changed or amended without the written agreement of all parties hereto.

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b. All the terms and provisions of the LOC note and the Commitment Letter shall inure to the benefit of and be binding upon and be enforceable by the parties and their successors and assigns and shall inure to the benefit of and be enforceable by any holder of notes executed hereunder. No assignment of the rights of the Borrower under the LOC Note or the Commitment Letter may be made without the prior written consent of the Lender.

c. The Borrower agrees to re-execute or cause to be re-executed any documents or instruments reasonably requested by the Lender to cure any errors or omissions present in the LOC Note as amended herein or to otherwise conform the LOC Note to the provisions of the Commitment Letter, with 7 days after receipt by the Borrower of Lender's written request.

d. The LOC Note and Commitment Letter, together with all of the rights and obligations of the parties hereto, shall be construed, governed and enforced in accordance with the laws of the State of New York. It represents the joint agreement of the parties following arms-length negotiations and accordingly shall not be construed against any particular party.

In witness whereof, the Lender and the Borrower have executed this Addendum as of the date first above written.

Lender:

COMMUNITY BANK, N.A.

by: /S/ J. David Clark__________
J. David Clark, Vice President

Borrower:

CORNING NATURAL GAS CORP.

by: /S/ Michael German________
Michael German, President